UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2010
Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 734-6799
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Chesapeake Utilities Corporation (“Chesapeake” or “the Company”) announced today that it has entered into agreements with one of its commercial lenders regarding the short-term lines of credit available from that financial institution. These agreements increase the maximum principal amount available for borrowing under the committed short-term loan facility, and the uncommitted loan facility. The total loan capacity available from PNC Bank, National Association (the “Bank”) increased from $40 million to $50 million. On January 13, 2010, the Company and the Bank executed modifications to existing loan documents that increased the committed line amount from $25 million to $30 million, while also increasing the uncommitted line capacity from $15 million to $20 million. The other terms of the uncommitted line of credit remain unchanged. The spread on the committed facility remains unchanged as does the unused commitment fee. An advance outstanding under the committed facility will bear interest at the Bank’s Base Rate (as defined in the agreement) plus the stated spread, if requested and advanced on the same day, or LIBOR for the applicable period plus the stated spread if requested three (3) days prior to the advance date.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE UTILITIES CORPORATION
/s/ Beth W. Cooper
Beth W. Cooper
Senior Vice President and Chief Financial Officer January 20, 2010